Mail Stop 6010

      	April 17, 2006

Mr. James E. Brenn
Senior Vice President and Chief Financial Officer
Briggs & Stratton Corporation
12301 West Wirth Street
Wauwatosa, WI 53222

      Re:	Briggs & Stratton Corporation
      Form 10-K for the fiscal year ended July 3, 2005
      Filed September 16, 2005
      File No. 001-01370

Dear Mr. Brenn:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant